Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-195782 and 333-197315

Prospectus Supplement No. 12

to Prospectus dated July 9, 2014

Cachet Financial Solutions, Inc.

4,775,000
Shares of Common Stock

This prospectus supplement amends and updates the prospectus dated July 9, 2014 (relating to our post-effective amendment to registration statement on Form S-1/A, filed with the SEC on July 2, 2014, and additional registration statement on Form S-1 pursuant to Rule 462(b) filed with the SEC on July 9, 2014) (SEC File Nos. 333-195782 and 333-197315), the prospectus supplement no. 1 dated August 12, 2014, the prospectus supplement no. 2 dated September 5, 2014, prospectus supplement no. 3 dated November 18, 2014, prospectus supplement no. 4 dated April 9, 2015, prospectus supplement no. 5 dated June 10, 2015, prospectus supplement no. 6 dated September 14, 2015, prospectus supplement no. 7 dated October 14, 2015, prospectus supplement no. 8 dated November 13, 2015, prospectus supplement no. 9 dated November 20, 2015, prospectus supplement no. 10 dated December 17, 2015 and prospectus supplement no. 11 dated January 7, 2016. The foregoing prospectus and previously filed prospectus supplements are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 19, 2016.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See the “Risk Factors” section of the prospectus and this prospectus supplement for the risks you should consider before buying our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is January 26, 2016.

Index of SEC Filings

The following reports listed below are filed as a part of this prospectus supplement no. 12.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2016.

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Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 12, 2016

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, the Company’s Board of Directors and its Compensation Committee completed its annual review of the executive team’s annual salaries and equity compensation incentives and approved the following changes:

Executive	2016 Base Salary (1)	New Stock Options (2)

Darin McAreavey	$265,000	320,000
Chief Financial Officer

Bruce Whitmore	$220,000	150,000
Chief Information Officer

Jeffrey Mack	$335,000	350,000
Chief Executive Officer

(1)

Darin McAreavey’s and Jeff Mack’s annual base salary increased to $255,000 and $305,000, respectively, effective January 1, 2016 and will increase to $265,000 and $335,000, respectively, effective June 1, 2016. Bruce Whitmore’s annual salary increased to $220,000 effective January 1, 2016.

(2)	The stock options referenced above were issued with an exercise price of $0.41 per share reflecting the closing price of the Company’s stock on January 12, 2016 and have a life of 5 years. The vesting schedule of the stock options is 1/3rd on date of grant, 1/3rd on January 12, 2017 and the remaining 1/3rd on January 12, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:

(Registrant)

By:	/s/ Darin P. McAreavey
Darin p. Mcareavey, Chief Financial Officer

Dated: January 19, 2016

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